Exhibit 99.1

STAR MULTI CARE SERVICES, INC.

News Release

FOR IMMEDIATE RELEASE

COMPANY CONTACT:                                             Stephen Sternbach
                                                                (631) 423-6689

        STAR MULTI CARE SERVICES ANNOUNCES PURCHASE OF PREFERRED STOCK BY
                               STERNBACH AND SOLOF

HUNTINGTON STATION, NY, October 31, 2002 -- Star Multi Care Services, Inc. (OTCBB: SMCS) announced today that Stephen Sternbach, Chief Executive Officer of Star, and Matthew Solof, purchased all of the issued and outstanding Series B 7% Convertible Preferred Stock from the Shaar Fund Ltd. This Preferred Stock is convertible into the common stock of Star. As of yesterday's closing price, the Preferred Stock would be converted into more than a majority of the outstanding common stock of the Company.

Additionally, Sternbach and Solof have committed to providing additional funds for working capital. To date, Sternbach and Solof have advanced $250,000 to the Company. Sternbach and Solof have agreed to provide additional working capital loans of up to $300,000.

Stephen Sternbach, Chief Executive Officer of Star stated: "I am very happy to have Matt Solof as my co-investor in Star, as we both believe that this Company and industry have tremendous long-term potential. It appears that we have now turned the corner and have reached break-even operations. It is anticipated that we should be able to report a profit sometime within this fiscal year."

Star Multi Care Services, Inc., a New York corporation, is a primary provider of proprietary, long term care, and high-tech home health care services and staffing to hospitals and other medical facilities throughout Southeastern Florida, Ohio and Pennsylvania. The Company is headquartered in Huntington Station, New York.

This announcement contains "forward looking statements." The words "anticipate", "believe", "estimate", "expect" and other similar expressions as they relate to the Company and its management are intended to identify such forward looking statements. Although the Company and its management believe that the statements contained in this announcement are reasonable, it can give no assurances that such statements will prove correct. Factors that could affect the occurrence of events of results discussed herein include those mentioned in the Company filings with the Securities and Exchange Commission including the quarterly and annual reports on Forms 10-Q and 10-K, respectively.